Exhibit 10.01

Letter of extension for the Company's credit agreement
Dated June 24, 2014

In accordance with Section 2.21 of the Company's Credit Agreement dated December 13, 2011, Lenders holding Commitments aggregating approximately $684.8 million have approved the extension of the Maturity Date (with respect to their Commitments only) for an additional year until December 13, 2018.